Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-138315 (Investment Company Act File No. 811-21972) of BlackRock Preferred and Equity Advantage Trust on Form N-2 of our report dated December 19, 2006, relating to the financial statements of BlackRock Preferred and Equity Advantage Trust as of November 21, 2006 and for the period from October 26, 2006 (date of inception) to November 21, 2006 appearing in the Statement of Additional Information, which is a part of this Registration Statement.

We also consent to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

December 19, 2006
Boston, Massachusetts